ZaZa Energy Corporation

1301 McKinney Street

Suite 3000

Houston, TX  77010

NEWS    RELEASE

NEWS    RELEASE

ZAZA ENERGY CORPORATION TO PRESENT AT THE

JEFFERIES 2012 GLOBAL ENERGY CONFERENCE

HOUSTON, TX (November 29, 2012) - ZaZa Energy Corporation (NASDAQ:ZaZa) today announced that Todd A. Brooks, Chief Executive Officer, and Ian H. Fay, Chief Financial Officer, will present at the Jefferies 2012 Global Energy Conference, today, Thursday, November 29, 2012 at 11:00 a.m. Central Time.  The conference will be held in Houston, Texas.

A live webcast of the presentation will be streamed on the Company’s website, www.zazaenergy.com, and a copy of the presentation, which has been updated to reflect operational and drilling updates, will be posted in the Investor Relations section prior to the event.  Additionally, one-on-one meetings have been scheduled onsite. Should anyone have interest in meeting with the Company, please contact your Jefferies sales representative or a member of the ZaZa team.

“We look forward to participating in today’s Jefferies conference and to hosting individual meetings to discuss ZaZa’s direction and milestone achievements,” said Todd A. Brooks, CEO at ZaZa.  “Our presentation will detail significant operational updates, including the completion of our first Eaglebine well, the Stingray A-1H, which should see production in the coming weeks, as well as the drilling progress for our Eagle Ford well, the Boening A-1H, from which we anticipate production this December.”

About ZaZa Energy Corporation

Headquartered in Houston, Texas, with offices in Corpus Christi, Texas and Paris, France, ZaZa Energy Corporation is a publicly traded exploration and production company with primary assets in the Eagle Ford and Eaglebine resource plays in Texas. More information about the Company may be found at www.zazaenergy.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects," "forecasts" and similar references to future periods. These statements include, but are not limited to, statements about ZaZa’s ability to execute on exploration, production and development plans, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of ZaZa to obtain additional capital, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. While forward-looking statements are based on our assumptions and analyses that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties that could cause our actual results, performance and financial condition to differ materially from our expectations. See "Risk Factors" in our 2011 Form 10-K filed with the Securities and Exchange Commission for a discussion of risk factors that affect our business. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.

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713-595-1900 (Office)       ●713-595-1919 (Fax)●www.zazaenergy.com

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JMR Worldwide

Jay Morakis, Partner

+1 212-786-6037

jmorakis@jmrww.com